EXHIBIT 4.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY ACCEPTABLE TO THE MAKER) IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

TEAM SPORTS ENTERTAINMENT INC.

Senior Secured Convertible Promissory Note due August 31, 2003

No. TSE-	Dated: September 1, 2002

For value received, TEAM SPORTS ENTERTAINMENT, INC. CORPORATION, a Delaware corporation (the “MAKER”) 13801 Reese Blvd., West, Suite 150, Huntersville, NC 28078, hereby promises to pay to the order of                                          together with its successors, representatives, and permitted assigns, the “HOLDER”), in accordance with the terms hereinafter provided, the principal amount of                                                   Dollars ($                    ), together with interest thereon. Concurrently with the issuance of this Note, the Maker is issuing separate notes (the “OTHER NOTES”) to separate purchasers (the “OTHER HOLDERS”) pursuant to the Purchase Agreement (as defined in Section 1.1 hereof). All payments under or pursuant to this Note shall be made in United States Dollars in immediately available finds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker. The outstanding principal balance of this Note shall be due and payable on August 31, 2003 (the “MATURITY DATE”) or at such earlier time as provided herein.

ARTICLE I

Section 1.1 PURCHASE AGREEMENT. This Note has been executed and delivered pursuant to the Promissory Note Purchase Agreement, dated as of September 1, 2002 (the “PURCHASE AGREEMENT”), by and between the Maker and the purchasers listed therein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

Section 1.2 INTEREST. Beginning on the date hereof, the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to eight percent (8%), payable quarterly or upon conversion unless prepaid as provided herein on December 1, March 1, June 1 and September 1. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the issuance date of this Note (the “ISSUANCE DATE”). The interest shall be payable in cash. Upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at the rate of twelve percent (12%) per annum.

Section 1.3 SECURITY AGREEMENT. The obligations of the Maker hereunder shall be secured by, and the Holder shall be entitled to the rights and security granted by the Maker pursuant to the Security Agreement dated as of the date hereof by the Maker for the benefit of the Holder (the “SECURITY AGREEMENT”).

Section 1.4 SENIOR NOTE. This Note shall be senior to all other indebtedness of the Maker.

Section 1.5 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of North Carolina, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.6 TRANSFER. This Note may be transferred or sold, subject to the provisions of Section 4.8 of this Note and the provisions of the other Transaction Documents (as defined in the Purchase Agreement), or pledged, hypothecated or otherwise granted as security by the Holder.

Section 1.7 REPLACEMENT. Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

Section 2.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall be an “EVENT OF DEFAULT” under this Note:

(a) the Maker shall fail to make the payment of any amount of principal outstanding for a period of five (5) business days after the date such payment is due hereunder; or

(b) the Maker shall fail to make any payment of interest in cash for a period of five (5) days after the date such interest is due; or

(c) the Maker’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock; or

(d) any material representation or warranty made by the Maker herein or in the Purchase Agreement or, the Security Agreement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(e) the consummation of any of the following transactions:

(i) the consolidation, merger or other business combination of the Maker with or into a person or entity (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker or (B) a consolidation, merger or other business combination in which holders of the Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entitles necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities), except if in the case of a consolidation, merger or other business combination of the Maker, the Maker shall have given the Holder not less than fifteen (15) business days prior written notice thereof (the “TRANSACTION NOTICE”) and shall have furnished the Holder with such information regarding the consolidation, merger or other business combination (including, without limitation, the counterparties thereto) as the Holder may reasonably request in order for the Holder to determine if it will exercise its conversion rights hereunder prior to the consummation of such consolidation, merger or other business combination;

(ii) the sale or transfer of all or substantially all of the Maker’s assets; or

(iii) the consummation of a purchase, tender or exchange offer made to the holders of more than 30% of the outstanding shares of Common Stock; or

(f) the Maker shall:

(i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets,

(ii) make a general assignment for the benefit of its creditors,

(iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic),

(iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally,

(v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or

(vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(g) the occurrence of an Event of Default under the Other Notes;

Section 2.2 REMEDIES UPON AN EVENT OF DEFAULT. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option (a) declare the entire unpaid principal balance of this Note, together with all interest accrued thereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker. An Event of Default under Section 2.1 may only be waived by the Holder or holders of a majority of outstanding principal amount of this Note and the Other Notes. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION; PREPAYMENT

Section 3.1 CONVERSION OPTION. At any time on or after the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder (the “CONVERSION OPTION”), into such number of fully paid and non-assessable shares of Common Stock (the “CONVERSION RATE”) as is determined by dividing (x) that portion of the outstanding principal balance under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as hereinafter defined) then in effect on the date on which the Holder faxes prior to 5:00 p.m. eastern standard time a notice of conversion (the “CONVERSION NOTICE”), duly executed, to the Maker (facsimile number) (704) 992-1291, Attn.: Terry Hanson, President) (the “CONVERSION DATE”).

Section 3.2 MECHANICS OF CONVERSION. Not later than five (5) Trading Days after any Conversion Date, the Maker will deliver to the applicable Holder by express courier: (A) a certificate or certificates which shall carry any applicable restrictive legends and/or trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of this Note and (B) one or more new promissory notes representing the amount of this Note not converted. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date (the “DELIVERY DATE”), the Holder shall be entitled by written notice to the Maker at any time before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Maker shall immediately return this Note tendered for conversion, whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation.

Section 3.3 ADJUSTMENT OF CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:

(a) ADJUSTMENTS FOR STOCK SPLITS AND COMBINATIONS. If the Maker shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable

Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3.4(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(b) ADJUSTMENTS FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Maker shall at any Time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c) ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.4(a)(iii) with respect to the rights of the holders of this Note and the Other Notes.

(d) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.3), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e) ADJUSTMENTS FOR REORGANIZATION, MERGER, CONSOLIDATION OR SALES OF ASSETS. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Maker or a merger or consolidation of the Maker with or into another corporation, or the sale of all or substantially all of the Maker’s properties or assets to any other person (an “ORGANIC CHANGE”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of this Note shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Maker or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.3(e) with respect to the rights of the holder of this Note after the Organic Change to the end that the provisions of this Section 3.3(e) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note and the Other Notes) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(f) ADJUSTMENTS FOR ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Maker, shall, at any time, from time to time, issue or sell any Additional Shares of Common Stock to a third party other than the Holder or the Other Holders for a consideration per share less than the Conversion Price then in effect for the Note immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price then in effect for the Notes shell be reduced to a price equal to the consideration per share paid for such Common Stock.

(g) ISSUANCE OF COMMON STOCK EQUIVALENTS. If the Maker, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“CONVERTIBLE SECURITIES”), other than this Note, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “COMMON STOCK EQUIVALENTS”) and the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (f) of this Section 3.3(a).

(h) CONSIDERATION FOR STOCK. In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold:

(i) in connection with any merger or consolidation in which the Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Maker shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Maker, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(ii) in the event of any consolidation or merger of the Maker in which the Maker is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Maker shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Maker for stock or other securities of any corporation, the Maker shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Notes, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Notes.

Section 3.4 PREPAYMENT.

(a) MAKER PREPAYMENT OPTION. (a) Maker may not prepay this Note without first obtaining a written consent from the Holder. Should the prepayment not be received by the Holder within Five (5) business days of the Maker’s receipt of the written consent, the written consent shall be deemed null and void.

Section 3.5 INABILITY TO FULLY CONVERT.

(a) HOLDER’S OPTION IF MAKER CANNOT FULLY CONVERT. If, upon the Maker’s receipt of a Conversion Notice, the Maker cannot issue shares of Common Stock because the Maker does not have a sufficient number of shares of Common Stock authorized and available, or is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker then the Maker shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option, can elect to: (i) require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock in accordance with the Holder’s Conversion Notice or void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice).

(b) MECHANICS OF FULFILLING HOLDER’S ELECTION. The Maker shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion

Notice from the Holder which cannot be fully satisfied as described in Section 3.8(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “INABILITY TO FULLY CONVERT NOTICE”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy such holder’s Conversion Notice, and (ii) the amount of this Note which cannot be converted. The Holder shall notify the Maker of its election pursuant to Section 3.8(a) above by delivering written notice via facsimile to the Maker (“NOTICE IN RESPONSE TO INABILITY TO CONVERT”).

Section 3.6 NO RIGHTS AS SHAREHOLDER. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE IV

MISCELLANEOUS

Section 4.1 NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated in the Purchase Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Maker will give written notice to the Holder at least ten (10) days prior to the date on which the Maker closes its books or takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Maker will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place but in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Maker shall promptly notify the Holder of this Note of any notices sent or received, or any actions taken with respect to the Other Notes.

Section 4.2 GOVERNING LAW. This Note shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 4.3 HEADINGS. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 4.4 REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction retaining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.5 ENFORCEMENT EXPENSES. The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 4.6 BINDING EFFECT. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

Section 4.7 AMENDMENTS. This Note may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

Section 4.8 COMPLIANCE WITH SECURITIES LAWS. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account for investment. This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY ACCEPTABLE TO THE MAKER) IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.”

Section 4.9 CONSENT TO JURISDICTION. Each of the Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the District of North Carolina and the courts of the State of North Carolina located in Mecklenburg

County for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit; action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof via certified mail, return receipt requested, to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 4.9 shall affect or limit any right to serve process in any other manner permitted by law.

Section 4.10 PARTIES IN INTEREST. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

Section 4.11 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 4.12 MAKER WAIVERS. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note.

IN WITNESS WHEREOF, the Maker has executed this Note as of the day and year first above written.

TEAM SPORTS ENTERTAINMENT, INC.

By:
Terry Hanson, President

FORM OF NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note) The undersigned hereby irrevocably elects to convert $                 of the principal amount of the above Note No.              into shares of Common Stock of TEAM SPORTS ENTERTAINMENT, INC. (the “Maker”) according to the conditions hereof, as of the date written below. Date of Conversion

Applicable Conversion Price: $.20/Share

Signature:

Name:

Address: